Exhibit 107
Calculation of Filing Fee Tables
424(b)(5)
(Form Type)
Stryker Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (1)

Fees to Be Paid	Debt	3.375% Notes due 2032	457(r)	$ 884,800,000	99.662%	$ 881,809,376	0.00014760	$130,155.07

Fees to Be Paid	Debt	3.625% Notes due 2036	457(r)	$ 663,600,000	99.008%	$ 657,017,088	0.00014760	$96,975.73

	Total Offering Amount					$ 1,538,826,464

	Net Fee Due							$227,130.80

(1)
Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended, and relates to the Registration Statement on Form
S-3
(No.
333-275853)
filed by Stryker Corporation on December 1, 2023. Based upon an exchange rate of €1 to $1.1060 on August 30, 2024, as published by the U.S. Federal Reserve Board.